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                                                                    EXHIBIT 12.1

                       EOP OPERATING LIMITED PARTNERSHIP
     RATIO OF COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS TO EARNINGS
                             (DOLLARS IN THOUSANDS)


                                                                           For the three months ended        For the year ended
                                                                           --------------------------    --------------------------
                                                                          September 30,  September 30,  September 30, September 30,
                                                                              2001            2000           2001          2000
                                                                           -----------    -----------    -----------    -----------
Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and
     extraordinary items                                                   $   215,796    $   119,451    $   486,536    $   326,040
                                                                           -----------    -----------    -----------    -----------
Plus Taxes                                                                       1,286            506          5,859          1,181
                                                                           -----------    -----------    -----------    -----------
Plus Fixed Charges:                                                                                                               0
    Interest expense                                                           206,042        156,433        520,903        368,268
    Capitalized interest                                                         7,949          4,049         17,607         12,466
    Loan amortization cost                                                       2,761          2,280          6,790          4,758
                                                                           -----------    -----------    -----------    -----------
                Fixed charges                                                  216,752        162,762        545,300        385,492
Plus Preferred distributions, net                                               18,250         10,884         40,011         32,464
                                                                           -----------    -----------    -----------    -----------
Subtotal Fixed charges and preferred distributions, net                        235,002        173,646        585,311        417,956
                                                                           -----------    -----------    -----------    -----------
Plus amortization of capitalized interest                                          330            320            952            767
Plus distributed income of investments in unconsolidated joint ventures          8,493         10,247         60,831         39,947
Less preferred distributions                                                   (18,250)       (10,884)       (40,011)       (32,464)
Less capitalized interest                                                       (7,949)        (4,049)       (17,607)       (12,466)
                                                                           -----------    -----------    -----------    -----------

Earnings                                                                   $   434,708    $   289,237    $ 1,081,871    $   740,961
                                                                           ===========    ===========    ===========    ===========

Fixed Charges:
Interest expense                                                           $   206,042    $   156,433    $   520,903    $   368,268
Capitalized interest                                                             7,949          4,049         17,607         12,466
Loan amortization cost                                                           2,761          2,280          6,790          4,758
                                                                           -----------    -----------    -----------    -----------

 Fixed Charges                                                             $   216,752    $   162,762    $   545,300    $   385,492
                                                                           -----------    -----------    -----------    -----------

Preferred distributions, net                                                    18,250         10,884         40,011         32,464
                                                                           -----------    -----------    -----------    -----------
Subtotal Fixed charges and preferred distributions, net                    $   235,002    $   173,646    $   585,311    $   417,956
                                                                           ===========    ===========    ===========    ===========

Ratio of combined fixed charges and preferred distributions to earnings            1.8            1.7            1.8            1.8
                                                                           ===========    ===========    ===========    ===========
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